PURCHASE AGREEMENT


	This Purchase Agreement (the "Agreement") is made as of the 2nd day of July, 1997, between RUBY TUESDAY, INC., a Georgia corporation, whose address is 4721 Morrison Drive, Mobile, Alabama 36609-3350 (herein "Seller"), and RT ORLANDO FRANCHISE, L.P., d/b/a RT Orlando Franchise, Ltd., a Delaware limited partnership, whose address is 8042 Monier Way, Orlando, Florida 32835 (herein "Buyer").

1.	Introduction.  Seller is currently engaged in the business of operating restaurants under the trade name, trademark and service mark "Ruby Tuesday" at each of the locations listed on Exhibit A attached hereto (hereinafter, the business of operating each such restaurant at each such location being referred to individually, as the "Business" and collectively as the "Businesses"). Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, certain assets of Seller used exclusively in operating the Businesses, upon the terms and conditions set out in this Agreement. Therefore, in consideration of the premises, the mutual representations, warranties, covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

2.	Sale and Purchase of Assets; Assumption of Liabilities.  The
consummation of the transactions provided for herein (the "Closing") shall take place at the offices of Seller at such time and place as the parties may hereto agree in writing (the "Closing Date"), provided, however, the Closing shall take place on the date that is the later to occur of (i) the date that the temporary liquor licenses for the Businesses have been issued to Buyer by the Florida Division of Alcoholic Beverages and Tobacco, or (ii) the date that Buyer has received a firm commitment for financing for the purchase of the Businesses on terms reasonably acceptable to Buyer; provided, however, the Closing shall not take place unless ten (10) business days have passed after the date that Buyer receives Seller's Uniform Franchise Offering Circular without Buyer's exercising any rescission rights available to Buyer under applicable franchise law. On the Closing Date:

	(a)	Sale and Purchase of Assets.  Subject to the terms and
conditions of this Agreement, Buyer shall purchase from Seller, and Seller shall sell, transfer, assign, convey and deliver, all of Seller's right, title and interest in and to the following assets of Seller used exclusively in the operation of the Businesses (the "Assets"), which Assets shall be conveyed AS-IS, WHERE-IS:

			(i)	all stock in trade and merchandise in Seller's
inventory used by Seller exclusively in the conduct of the Businesses as of the Closing Date (the "Inventory");

			(ii)	all furniture, fixtures, furnishings, equipment
and leasehold improvements used by Seller exclusively in the conduct of the Businesses as of the Closing Date (the
"Personal Property");



			(iii)	all rights of Seller to the software used
exclusively in the conduct of the Businesses as of the Closing Date and located at the premises where the Businesses are conducted, including, without limitation, all rights of Seller to use such software and the documentation related thereto (the "Software");

			(iv)	all rights of Seller pursuant to all contracts,
leases (except for any interest of Seller in any lease with any third party regarding the premises at which the Businesses are conducted, other than the interest(s), if any, to be subleased to Buyer pursuant to the Sublease(s) defined below), warranties, commitments, agreements, purchase and sale orders and other executory commitments of Seller related solely to the Businesses as of the Closing Date (the
"Contracts");

			(v)	all rights of Seller in and to the underlying
land, if any, described on Exhibit G attached hereto, together with the structure(s) building(s) and other improvements owned by Seller and located on such land;

			(vi)	all rights of Seller (to the extent assignable)
pursuant to any governmental permits and licenses used exclusively in the operation of the Businesses (the
"Permits");

			(vii)	Seller's telephone numbers for the Businesses
(the "Telephone Numbers");

			(viii)	Seller's petty cash on hand at the
Businesses as of the Closing Date (the "Petty Cash").

Notwithstanding the foregoing, the Assets do not include the following assets of Seller:

			(i)	Seller's accounts or notes receivable;

			(ii)	Seller's cash on hand at or with respect to the
Businesses (other than the Petty Cash);

			(iii)	Seller's trade name, trademarks, service marks,
copyrights and all other intellectual property or intangible property of Seller; and

			(iv)	to the extent that the Businesses are conducted
on premises leased by Seller from a third party (or third parties), all rights of Seller in any leasehold or other interest in the premises at which the Businesses are conducted (except for any interest(s) to be subleased to Buyer pursuant to the Sublease(s), defined below).

	(b)	Assumption of Liabilities.  Subject to the terms and
conditions of this Agreement, Seller shall assign, and Buyer shall assume and agree to satisfy, pay, discharge, perform and fulfill, as applicable, as they become due, without charge or cost to Seller except as provided for in this Agreement, and agrees to hold Seller harmless with respect to, the following liabilities and obligations of Seller (the "Assumed Liabilities"):

			(i)	all liabilities and obligations of Seller related
to owning the Assets and operating the Businesses on and after the Closing Date except for the Excluded Liabilities described below; and

			(ii)	all liabilities and obligations of Seller under
the Contracts, the Permits and the Telephone Numbers that arise or are attributable to events or conditions occurring on or after the Closing Date.

Notwithstanding the foregoing, the Assumed Liabilities shall not include the following liabilities or obligations of Seller (the "Excluded
Liabilities"):

			(i)	except to the extent otherwise provided in this
Agreement, any liabilities or obligations, whether or not known, of Seller to be performed prior to the Closing Date or arising out of or relating to Seller's ownership of the Assets or operation of the Businesses prior to the Closing
Date; and

			(ii)	Seller's accounts payable, notes payable and
other obligations for or related to Seller's indebtedness to banks or financial institutions.

3.	Purchase Price.  In consideration of the sale of Assets and
assumption of the Assumed Liabilities, at the Closing, Buyer shall deliver to Seller the following:

			(i)	Five Million Eight Hundred Sixteen Thousand Three
Hundred Thirty-One Dollars ($5,816,331) (the "Purchase
Price"); and

			(ii)	any sales or other taxes due on the sale of
Assets and assumption of the Assumed Liabilities contemplated by this Agreement (the "Transaction Taxes").

	(a)	Payment of the Purchase Price.  The Purchase Price shall be
paid as follows:

			(i)	by the delivery of the sum of (A) seventy-five
(75%) percent of the Purchase Price, plus (B) the Transaction
Taxes, all to be paid by certified check drawn on a local bank or by wire transfer of funds; and

			(ii)	by the delivery to Seller of Buyer's promissory
note, dated the Closing Date, in favor of Seller in the original principal amount equal to twenty-five (25%) percent of the Purchase Price (the "Note") in the form attached hereto as Exhibit B. As security for the payment of the Note, Buyer shall deliver to Seller a Security Agreement, dated the Closing Date, in the form attached hereto as Exhibit C and such other documents as may be reasonably required by Seller to perfect a security interest for the benefit of Seller in and to Buyer's assets (including, without limitation, UCC-1 financing statements in favor of Seller), and Buyer shall cause Ray Manning to enter into a Guaranty in the form attached hereto as Exhibit D.



(b)	Other Adjustments to Purchase Price.  At the Closing, or as soon as practicable after the Closing, the Purchase Price shall be adjusted, on a dollar-for-dollar basis, to reflect the proration of all items of expense or income directly relating to the Assets and the operation of the Businesses as of the Closing Date, and the net adjustments for all such items shall be paid in immediately available funds on or before the date that occurs sixty (60) days after the Closing Date (the "Adjustment
Payment Date"). Prorated items shall include the following: rent, real and personal property taxes, payroll and payroll taxes, insurance premiums, utilities, security deposits, other prepaid items and other items customarily prorated. To the extent possible, any prorations not determinable as of the Closing Date shall be prorated on the basis of the most current information available at Closing; provided, however, Seller and Buyer agree that, upon presentation, on or before the Adjustment Payment Date, of written confirmation of (i) a change in an estimated amount, or (ii) a determination of the amount of any proration that cannot be determined as of the Closing Date, such amount will be reflected in the payment(s) to be made pursuant to this Section 3(b) on or before the Adjustment Payment Date.

	(c)	Allocation of Purchase Price.  The aggregate amount of the
Purchase Price and the Assumed Liabilities shall be allocated among the Assets substantially in accordance with Schedule 3(c) attached hereto. Seller and Buyer hereby agree to use such allocation to complete and file Internal Revenue Service Form 8594 with the Internal Revenue Service.

4.	Delivery of Documents and Related Transactions.

	(a)	At the Closing, the following documents (the "Closing
Documents"), together with the cash portion of the Purchase Price, shall be delivered as follows:

			(i)	Seller shall deliver to Buyer the following
executed documents (the "Seller's Documents"):

				1)	a bill of sale, assignment and assumption
agreement for the Assets substantially in the form of Exhibit E attached hereto (the "Bill of Sale"), transferring to Buyer all of Seller's right, title and interest in and to said Assets, free and clear of all encumbrances except for Permitted Encumbrances (as defined in Section 5(c) below), pursuant to which Buyer will accept such Assets and assume the Assumed
Liabilities;

				2)	a Certificate of Occasional or Isolated
Sale substantially in the form of Exhibit F attached hereto (the "Certificate of Occasional or Isolated
Sale");

				3)	to the extent that the Businesses are
conducted on premises leased by Seller from a third party (or third parties), the following:

					(A)	a sublease or subleases between
Seller, as sublessor, and Buyer, as sublessee, of such premises, in form satisfactory to the parties hereto (the "Sublease(s)"); and

					(B)	the written consent of each landlord
to the Sublease(s), if required;

				4)	to the extent that the Businesses are
conducted on premises owned by Seller, a deed conveying
Seller's interest in and to the underlying land, together with structure(s), building(s) and other improvements at the premises described on Exhibit G attached hereto (the "Deed");

				5)	an operating agreement, a development
agreement and a support services agreement, substantially in the form of the drafts dated July 2, 1997, July 2, 1997, and July 2, 1997, respectively, presented by Seller to Buyer (collectively, the "Franchise Documents"); and

				6)	other related documents that Buyer may have
reasonably requested on or prior to the Closing Date.

			(ii)	Buyer shall deliver to Seller (x) the cash
portion of the Purchase Price, and (y) the following executed documents (the "Buyer's Documents"):

				1)	the Note;

				2)	the Bill of Sale;

				3)	to the extent that the Businesses are
conducted on premises leased by Seller from a third party (or third parties), the Sublease(s);

				4)	the Security Agreement and other security
documents referred to in Section 3(a)(ii) of this Agreement;

				5)	the Guaranty;

				6)	the Franchise Documents; and

				7)	other related documents that Seller may
have reasonably requested on or prior to the Closing
Date.

	(b)	Further Assurances and Cooperation Post-Closing.  Seller and
Buyer, from time to time after the Closing (but without obligation separate from the obligations expressly provided by this Agreement), hereby agree to execute, acknowledge and deliver to each other such instruments of conveyance and transfer, and will take such other actions and execute and deliver such other documents, certifications and further assurances, as either party may reasonably request with respect to the assignment, transfer and delivery of the Assets and the assumption of the Assumed Liabilities and the perfection of Seller's security interest in the Assets pursuant to Section 3(a)(ii), in order to consummate in full the transactions provided for herein.

	(c)	Employees.  Buyer and Seller agree as follows:

			(i)	Buyer's Responsibilities.  Buyer shall offer
employment, on substantially the same terms and conditions as currently in effect, to commence on and as of the Closing
Date, to each employee of the Businesses as of the Closing
Date (including, without limitation, any employee who is absent from work on the Closing Date on paid vacation or pursuant to any leave of absence authorized by Seller or required by law (hereinafter, all employees accepting employment with Buyer being referred to collectively as the "Transferred Employees")). Buyer agrees to give the Transferred Employees credit for their years of service with Seller for the purpose of determining any eligibility or vesting provisions that may be contained in employee plans provided to such Transferred Employees by Buyer in connection with their employment with Buyer. Buyer also agrees to give the Transferred Employees credit for all vacation and sick leave accrued during their employment with Seller and to provide, for the fiscal year ending June 6, 1998, the same vacation and sick leave benefits to all Transferred Employees as they would have been eligible to receive under the Seller's policies now in effect.

			(ii)	Seller's Responsibilities.  Seller agrees that,
except as provided in Section 4(c)(i) above, Buyer shall not be subject to any liability with respect to, or resulting from the termination by Seller of any of its employees from, any profit sharing, 401(k), pension, stock option, vacation pay, sick pay, personal leave, severance pay, retirement, bonus, deferred compensation, group life and health insurance or other employee benefit plan, agreement or commitment of Seller.

The foregoing Section 4(c) does not, and shall not be deemed or construed to, create any right in, or confer any right on, any employee or any other third party.

	(d)	Bulk Sales.  Buyer hereby waives compliance with any
applicable "bulk sales law" or similar law by Seller, and Seller shall indemnify and hold Buyer harmless against any liability under any such laws for losses resulting from non-compliance therewith or Seller's application of the proceeds of the sale of Assets contemplated by this Agreement.

5.	Seller's Representations and Warranties.  Seller represents and warrants to Buyer the following:

	(a)	Organization and Authority.  Seller is a corporation duly
organized, validly existing and in good standing under the laws of the State of Georgia. Seller possesses all requisite corporate power and authority to own the Assets and operate the Businesses and to enter into and perform this Agreement and the Seller's Documents. The execution and delivery and performance of each of this Agreement and the Seller's Documents by Seller have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered on behalf of Seller by duly authorized officers of Seller, and this Agreement constitutes, and the Seller's Documents, when executed and delivered, will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors and general principles of equity.

	(b)	Compliance with Laws and Instruments.  Subject to the
consents and approvals listed on Schedule 5(b), the execution, delivery and performance by Seller of this Agreement and the Seller's Documents will not result in any material violation of or be in conflict with or constitute a material default under any applicable statute, regulation, order, rule, writ, injunction or decree of any court or governmental authority or of the Articles of Incorporation or Bylaws of Seller or of any material agreement or other material instrument to which Seller is a party or is a subject, or constitute a default thereunder.

	(c)	Title to Assets.  Seller has good, valid and marketable title to all of the Assets, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except for (i) liens for current real, personal or other property taxes not yet due and payable, and (ii) the liens described on Schedule 5(c) (the "Permitted
Encumbrances"). There are no existing agreements, options, commitments or rights with, of or to any person (other than Buyer) to acquire any of Seller's interests in the Assets.

	(d)	Condition of Assets.  Seller makes no representation or
warranty as to the condition of the Assets, which shall be conveyed to Buyer on an AS IS, WHERE IS basis.

	(e)	No Finder's Fees.  Seller has not employed any broker or
finder or incurred any liability for any brokerage fees or commissions or any finder's fees in connection with the negotiations related to this Agreement or the consummation of the transactions contemplated hereby.

	(f)	No Litigation.  No suit, action or other proceeding, or any
injunction or final judgment relating thereto, is pending or, to the knowledge of Seller, threatened, before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the Seller's Documents, or the consummation of the transactions contemplated hereby and thereby, and no investigation that might result in any such suit, action or proceeding is pending or, to the knowledge of Seller, threatened.

	(g)	Legal Compliance.  To the knowledge of Seller, except as
disclosed on Schedule 5(g), Seller has complied with all laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof), applicable to the Assets and the operation of the Businesses for which the failure to so comply would have a material adverse effect on the Assets or the Businesses, and no action, suit, proceedings, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Seller alleging any failure so to comply,

	(h)	Tax Matters.

			(i)	Seller has filed all state, local and federal tax
returns required to be filed in connection with the ownership of the Assets and the operation of the Businesses. All such tax returns were correct and complete in all material respects. All state, local and federal taxes currently due and payable by Seller in connection with the Businesses have been paid.

			(ii)	Seller has withheld and paid all taxes required
to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party employed by or relating to the Businesses.

	(i)	Real Property.  With respect to each Sublease and, if
applicable, the Deed:

			(i)	the underlying lease or sublease to which Seller
is a party (the "Lease") is the legal, valid, binding and enforceable obligation of the Seller and is in full force and effect;

			(ii)	subject to any applicable consent or approval
listed in Schedule 5(b), the Lease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 4 above);

			(iii)	to the knowledge of Seller, no party to the Lease
is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

			(iv)	to the knowledge of Seller, no party to the Lease
has repudiated any provision thereof;

			(v)	to the knowledge of Seller, there are no
disputes, oral agreements or forbearance programs in effect as to the Lease or Sublease;

			(vi)	Seller has not assigned, transferred, conveyed,
mortgaged, deeded in trust, or encumbered any interest in the Lease, or, if applicable, the real property that is subject to the Deed, except for Permitted Liens;

			(vii)	except as disclosed on Schedule 5(g), to the
knowledge of Seller, all premises subject to any Lease, or, if applicable, the Deed, (A) have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation of the Businesses and for which failure to receive such approval would have a material adverse effect on the Assets or the Businesses, and
(B) have been operated and maintained in accordance with all laws, rules and regulations applicable to the operation of the Businesses and for which failure to be so operated and maintained would have a material adverse effect on the Assets of the Businesses; and

			(viii)	Seller has good and marketable title to the
parcel of real property subject to the Deed, free and clear of any security interest, lien, covenant or other restriction, installments of special liens or assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

	(j)	Intellectual Property.  To the knowledge of the Seller,
Seller has the right to use the Software, pursuant to license, sublease, agreement or permission. After the Closing, the Software will be owned or available for use by Buyer on substantially the same terms and conditions as by Seller prior to the Closing.

	(k)	Contracts.  Seller represents and warrants to Buyer with
respect to each Contract assigned to Buyer that (i) such Contract is legal, valid, binding, enforceable, and in full force and effect; (ii) subject to any applicable consents and approvals listed on Schedule 5(b), such Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions); (iii) to the knowledge of Seller, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under such Contract; and (iv) to the knowledge of the Seller, no party has repudiated any provision of such Contract.

	(l)	Other Litigation.  Seller represents and warrants to Buyer
that Seller: (i) is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge affecting the Businesses, and (ii) is not a party or, to the knowledge of Seller, is not threatened to be made a party to any action, suit, proceeding, hearing, or investigation affecting the Businesses of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

	(m)	Environmental, Health and Safety Matters.  To the knowledge
of Seller:

			(i)	Seller has complied and is in compliance with all
Environmental, Health, and Safety Requirements for which failure to so comply would have a material adverse effect on the Assets or the Businesses. (As used herein, Environmental, Health, and Safety Requirements shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment.)

			(ii)	Seller has not received any written or oral
notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety
Requirements, or any liabilities or potential liabilities
(whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety
Requirements.

6.	Buyer's Representations.  Buyer represents and warrants to Seller the following:

	(a)	Organization and Authority.  Buyer is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware. The sole general partner of Buyer is R. Manning, Inc., a Florida corporation, and the sole limited partner of Buyer is RT Orlando, Inc. a Georgia corporation. Buyer is duly qualified to do business and is in good standing in each jurisdiction where the conduct of its business currently requires it to be qualified or would require it to be qualified after the consummation of the transactions provided for in this Agreement and the Buyer's Documents. Buyer possesses all requisite power and authority to enter into and perform this Agreement and the Buyer's Documents. The execution and delivery and performance of this Agreement and the Buyer's Documents by Buyer have been duly authorized by all necessary action (including, without limitation, all necessary action by the general partner of Buyer). This Agreement has been duly executed and delivered on behalf of Buyer by the sole general partner, as duly authorized by Buyer, and this Agreement constitutes, and the Buyer's Documents, when executed and delivered, will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors and general principles of equity.

	(b)	Compliance with Laws and Instruments.  The execution,
delivery and performance by Buyer of this Agreement and the Buyer's Documents will not result in any material violation of or be in conflict with or constitute a material default under any applicable statute, regulation, order, rule, writ, injunction or decree of any court or governmental authority or of the Certificate of Limited Partnership or Limited Partnership Agreement of Buyer or of any material agreement or other material instrument to which Buyer is a party or is subject, or constitute a default thereunder.

	(c)	No Finder's Fees.  Buyer has not employed any broker or
finder or incurred any liability for any brokerage fees or commissions or any finder's fees in connection with the negotiations related to this Agreement or the consummation of the transactions contemplated hereby.

	(d)	Independent Investigation.  Buyer has had full opportunity to inspect the Businesses and the Assets and to ask all questions of Seller regarding the Businesses and the Assets. Buyer has had the opportunity to conduct its own independent investigation relating to all aspects of the Businesses and to obtain whatever opinions of specialists and experts it has deemed necessary in making the decisions to enter into this Agreement and the Buyer's Documents and to consummate the transactions contemplated hereby and thereby. In making such decisions, (i) Buyer has not relied on information received by it from Seller regarding the past or present earnings of the Businesses as a determinant or indicator of future earnings of the Businesses, and (ii) Buyer has not relied on information received from Seller regarding the prospects of future earnings of the Businesses.

	(e)	Condition of Assets.  BUYER ACKNOWLEDGES AND AGREES THAT ALL
ASSETS TO BE TRANSFERRED, ASSIGNED OR LICENSED PURSUANT TO THIS AGREEMENT AND THE CLOSING DOCUMENTS SHALL BE TRANSFERRED, ASSIGNED OR LICENSED ON
AN "AS IS, WHERE IS" BASIS, AND THAT, EXCEPT AS EXPRESSLY SET FORTH IN
SECTION 5 OF THIS AGREEMENT, SELLER IS MAKING, AND SHALL MAKE, NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, RESPECTING
ANY OF THE ASSETS, AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR
PURPOSE OR ANY OTHER MATTER. FURTHER, BUYER ACKNOWLEDGES THAT BUYER HAS INFORMED ITSELF AS TO THE BUSINESSES, AND BUYER FURTHER ACKNOWLEDGES AND AGREES THAT SELLER MAKES, AND SHALL MAKE, NO REPRESENTATION OR WARRANTY
OF ANY KIND WITH RESPECT TO THE BUSINESSES.

	(f)	No Litigation.  No suit, action or other proceeding, or any
injunction or final judgment relating thereto, is pending or, to the knowledge of Buyer, threatened before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the Buyer's Documents, or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding is pending or, to the knowledge of Buyer, threatened.

	(g)	Other Litigation.  Buyer represents and warrants to Seller
that Buyer: (i) is not subject to any outstanding injunction, judgment, order, decree, ruling or charge, and (ii) is not a party or, to the knowledge of Buyer, is not threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

7.	Conditions to Closing.

	(a)	Conditions to Obligations of Buyer.  All obligations of Buyer under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

			(i)	The representations and warranties of Seller
contained in this Agreement shall have been true on the date hereof in all material respects, and shall be true in all material respects as of the Closing as if made at the Closing.

			(ii)	Seller shall have performed and complied in all
material respects with all agreements and conditions required by this Agreement to be performed or complied with by or prior to or at the Closing.

			(iii)	As of the Closing, no suit, action or other
proceeding, or any injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

			(iv)	Each consent or approval listed on Schedule
7(a)(iv) as required or necessary under contract or applicable law for the consummation of the transactions contemplated hereby shall have been obtained; provided, however, those certain consents or approvals identified on such Schedule 7(a)(iv) as being subject to deferral need not have been obtained on or before the Closing to the extent that Seller shall have made appropriate arrangements to secure to Buyer the practical and economic benefits of the agreements or other arrangements to which such consents or approvals relate.

			(v)	The documents to be delivered by Seller at
Closing pursuant to Section 4(a) shall have been executed and delivered.

			(vi)	Buyer shall have received a certificate from
Seller, dated the Closing Date and certifying in such detail as Buyer may reasonably request, that the conditions specified in Sections 7(a)(i), 7(a)(ii) and 7(a)(iv) hereof have been fulfilled.

	(b)	Conditions to Obligations of Seller.  All obligations of
Seller under this Agreement are subject to the fulfillment or satisfaction prior to or at the Closing, of each of the following conditions precedent:

			(i)	The representations and warranties of Buyer
contained in this Agreement shall have been true on the date hereof in all material respects, and shall be true in all material respects as of the Closing if made at the Closing.

			(ii)	Buyer shall have performed and complied in all
material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

			(iii)	As of the Closing, no suit, action or other
proceedings, or any injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

			(iv)	Each consent or approval listed on Schedule
7(a)(iv) as required or necessary under contract or applicable law of the consummation of the transactions contemplated hereby shall have been obtained; provided, however, those certain consents or approvals identified on such Schedule 7(a)(iv) as being subject to deferral need not have been obtained on or before the Closing, to the extent that Seller shall have made appropriate arrangements to secure to Buyer the practical and economic benefits of the agreements or other arrangements to which such consents or approvals relate.

			(v)	The documents to be delivered by Buyer at Closing
pursuant to Section 4(a) shall have been executed and delivered.

			(vi)	Seller shall have received a certificate from
Buyer dated the Closing Date and certifying in such detail as Seller may reasonably request, that the conditions specified in Sections 7(b)(i) and 7(b)(ii) hereof have been fulfilled and that all consents and approvals required or necessary to transfer to Buyer all licenses or permits held by Seller or the Businesses with respect to the sale or consumption of alcoholic beverages on the premises at which the Businesses are conducted have been obtained.

8.	Term and Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

	(a)	by mutual consent of Seller and Buyer;

	(b)	by either Seller or Buyer, if such terminating party is not
otherwise in default in this Agreement and if the Closing shall not have occurred on or before January 2, 1998, or such other extended date, if any, mutually agreed to by the parties in writing; and

	(c)	by either party if there has been a material breach of any
representation, warranty, covenant or agreement by the other party that has not been cured or for which adequate assurance (reasonably acceptable to such terminating party) of cure has not been given, in either case within fifteen (15) business days following receipt of notice of such breach.

If either party terminates this Agreement pursuant to the provisions hereof, such termination shall be effected by notice to the other party specifying the provision hereof pursuant to which such termination is made. Except for any liability for the breach of this Agreement, upon the termination of this Agreement pursuant to this Section 8, this Agreement shall forthwith become null and void and there shall be no further liability or the obligation on the part of Seller or Buyer hereunder or with respect hereto.

9.	Indemnification.

	(a)	Indemnification of Buyer.  Subject to the limitations set
forth in Sections 9(c), 9(d), and 9(e), Seller shall indemnify and hold Buyer, its partners and their respective officers, directors, shareholders, employees, agents and representatives (the "Buyer Indemnified Parties") harmless from, against, for and in respect of any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action (whether as a result of direct claims or third-party claims) actually suffered, sustained, incurred or required to be paid by Buyer Indemnified Parties, net of any resulting income tax benefits to Buyer Indemnified Parties, because of (i) the breach of any written representation, warranty, agreement or covenant of Seller contained in this Agreement (as the same shall have been modified at any time at or before Closing including, without limitation, any modification contained in any certificate of Seller concerning such matters delivered at the Closing) or the Closing Documents; (ii) any and all Excluded Liabilities; (iii) any contamination on or under the property that is subject to the Deed or the Sublease(s) or in any of the Assets caused by Seller prior to the Closing Date, or any liability for remediation or clean-up of environmental conditions as a result of Seller's operations, whether on or under the property that is subject to the Deed or the Sublease(s) or elsewhere; (iv) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) actually incurred by Buyer Indemnified Parties in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 9(a).

	(b)	Indemnification of Seller.  Subject to the limitations set
forth in Sections 9(c), 9(d) and 9(e), Buyer shall indemnify and hold Seller, its affiliated corporations and their respective officers, directors, shareholders, employees, agents and representatives (the "Seller Indemnified Parties") harmless from, against, for and in respect of any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action (whether as a result of direct claims or third-party claims) actually suffered, sustained, incurred or required to be paid by Seller Indemnified Parties, net of any resulting income tax benefits to Seller Indemnified Parties, because of
(i) the breach of any written representation, warranty, agreement or covenant of Buyer contained in this Agreement (as the same shall have been modified at any time at or before Closing, including, without limitation, any modification contained in any certificate of Buyer concerning such matters delivered at the Closing) or the Closing Documents; (ii) any and all Assumed Liabilities and all liabilities in connection with the operation of the Businesses in respect of periods on and after the Closing Date; (iii) any contamination on or under the property that is subject to the Deed or Sublease(s) or in any of the Assets caused by Buyer on or after the Closing Date or any liability for remediation or clean-up of environmental conditions as a result of Buyer's operations, whether on or under the property that is subject to the Deed or the Sublease(s) or elsewhere; and (iv) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by Seller Indemnified Parties in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 9(b).

	(c)	Survival of Indemnification Obligations.  Notice of any claim under Section 9(a)(i) or Section 9(b)(i) of the indemnification provisions hereof must be given prior to the date that occurs two (2) years after the Closing Date, and any such claims not made within such period shall be of no force or effect. Notice of any other claim under the indemnification provisions hereof must be given within the applicable time period of any applicable statute of limitations.

	(d)	General Rules Regarding Indemnification.  The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party shall be subject to the following terms and conditions:

			(i)	The indemnified party shall give prompt (so as
not to materially prejudice the position of the indemnifying party) written notice (which in no event shall exceed 30 days from the date on which the indemnified party first became aware of such claim or assertion) to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Sections 9(a) or 9(b) hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known:

			(ii)	If any action, suit or proceeding is brought
against the indemnified party with respect to which the indemnifying party may have liability under the indemnity agreements contained in Sections 9(a) or 9(b) hereof, the action, suit or proceeding shall, at the election of the indemnifying party, be defended (including all proceedings on appeal or for review which counsel for the indemnified party shall deem appropriate) by the indemnifying party. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the indemnified party's own expense unless the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized in writing by the indemnifying party in connection with the defense of such action, suit or proceeding.
Notwithstanding the foregoing, (A) if there are defenses available to the indemnified party that are inconsistent with those available to the indemnifying party to such extent as to create a conflict of interest between the indemnifying party and the indemnified party, the indemnified party shall have the right to direct the defense of such action, suit or proceeding insofar as it relates to such inconsistent defenses, and the indemnifying party shall be responsible for the reasonable fees and expenses of the indemnified party's counsel insofar as they relate to such inconsistent defenses, and (B) if such action, suit or proceeding involves or could have an effect on matters beyond the scope of the indemnity agreements contained in Sections 9(a) or 9(b) hereof, the indemnified party shall have the right to direct (at its own expense) the defense of such action, suit or proceeding insofar as it relates to such other matters. The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is represented by separate counsel.

			(iii)	The indemnified party shall make available to the
indemnifying party and its attorneys and accountants all books and records of the indemnified party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.
Whether or not the indemnifying party chooses to defend or prosecute any claim involving a third party, all parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.

			(iv)	The indemnified party shall not make any
settlement of any claims without the written consent of the indemnifying party.

	(e)	Limits on Indemnification Obligation.  Notwithstanding
anything in Sections 9(a) and 9(b) to the contrary or in conflict, any amount for which Seller is obligated to reimburse Buyer may, in Seller's sole discretion, be satisfied by reducing amounts currently due to Seller under the Note or the Operating Agreement included in the Franchise Documents by a like amount.

	(f)	Insurance Proceeds.

			(i)	In determining the amount of any loss, liability
or expense for which any indemnified party is entitled to indemnification under this Agreement, the gross amount thereof will be reduced by any insurance proceeds actually paid to any indemnified party; provided, however, if such party has been indemnified hereunder but does not actually receive such insurance proceeds until after being indemnified, such party shall reimburse the indemnifying party for amounts paid to such party to the extent of the insurance proceeds so received.

			(ii)	Following the Closing Date, if Buyer should
suffer any loss, liability or expense covered by any of Seller's insurance policies and wishes to make a claim against the issuer of such policy, Seller shall use its best efforts to assist Buyer in ascertaining and establishing coverage, pursuing such claim and collecting under such policy. In connection with the foregoing sentence, Seller shall not be required to incur any costs (including attorneys' fees or demonstrable increases in insurance premiums), other than normal overhead expenses, or to forego any similar claim of its own with respect to the same occurrence, in assisting Buyer in these efforts, unless
Seller shall otherwise be obligated to indemnify Buyer pursuant to Section 9(a).

			(iii)	Following the Closing Date, if Seller should
suffer any loss, liability or expense covered by any of Buyer's insurance policies and wish to make a claim against the issuer of such policy, Buyer shall use its best efforts to assist Seller ascertaining and establishing coverage, pursuing such claim and collecting under such policy. In connection with the foregoing sentence, Buyer shall not be required to incur any costs (including attorneys' fees or demonstrable increases in insurance premiums), other than normal overhead expenses, or to forego any similar claim of its own with respect to the same occurrence, in assisting
Seller in these efforts, unless Buyer shall otherwise be obligated to indemnify Seller pursuant to Section 9(b).

			(iv)	If both an indemnifying party and an indemnified
party have insurance coverage respecting a particular claim for which indemnification is provided pursuant to Sections
9(a) and 9(b), the parties agree that the insurance coverage of the indemnifying party will be called upon before the insurance coverage of the indemnified party is called upon.

10.	Miscellaneous.

	(a)	Survival.  Unless this Agreement is terminated pursuant to
Section 8(a) or Section 8(b) hereof, all representations, warranties, covenants and agreements made in this Agreement or in a certificate delivered pursuant hereto by the parties hereto shall survive the termination of this Agreement or the consummation of the transactions contemplated hereby for a period of two (2) years after the Closing Date, except for the provisions of Section 9 hereof, which provisions shall survive the consummation of the transactions contemplated hereby in accordance with the terms of such Section 9.

	(b)	Notices.  All notices, requests, or other communications
hereunder shall be in writing and shall be deemed to have been duly given when delivered or refused, if delivered personally, or, if delivered by overnight carrier, such as Federal Express, when delivered as follows:


			If delivered to Seller:

			Ruby Tuesday, Inc.
			Attention:  Legal Department
			4721 Morrison Drive
			Mobile, Alabama  36609-3350

			If delivered to Buyer:

			RT Orlando Franchise, L.P.
			8042 Monier Way
			Orlando, Florida 32835


	(c)	Mail Addressed to Seller.  After the Closing Date, Buyer may
open all mail addressed to Seller at the premises of the Businesses.
Buyer shall promptly forward to Seller any mail that does not require Buyer's action.

	(d)	Expenses.  Except as otherwise provided in this Agreement,
all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

	(e)	Sales, Transfer, Documentary and Other Taxes.  In addition to the Transaction Taxes paid herewith, Buyer shall pay all federal, state and local sales, documentary, transfer or other taxes or recording fees, if any, due as a result of the purchase, sale or transfer of the Assets hereunder, whether imposed by law on Seller or Buyer, and Buyer shall indemnify, reimburse and hold harmless Seller in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required to be filed in connection therewith.

	(f)	Entire Agreement.  This Agreement, together with the Closing
Documents, sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, together with the Closing Documents.

	(g)	Assignment and Binding Effect.  This Agreement may not be
assigned by either party hereto without the prior written consent of the other party. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of Seller and Buyer, but shall not be construed as conferring any other rights on any other person.

	(h)	Waiver.  Any term or provision of this Agreement may be
waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

	(i)	Construction.  All headings contained in this Agreement are
for convenience of reference only, and do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

	(j)	Exhibits and Schedules.  All Exhibits and Schedules referred to herein are intended to and hereby are specifically made part of this Agreement.

	(k)	Severability.  Any provision of this Agreement that is
invalid or enforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

	(l)	Counterparts.  This Agreement may be executed in any number
of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute one and the same instrument.

	(m)	Applicable Law.  This Agreement shall be construed in
accordance with the laws of the State of Florida.


	IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first above written.

					SELLER:

                              RUBY TUESDAY, INC.

                              By:/s/ J. Russell Mothershed
                              Name: J. Russell Mothershed
                              Title: Senior Vice President

					BUYER:

                              RT ORLANDO FRANCHISE, L.P.,
                              d/b/a RT Orlando Franchise, Ltd.


                              By:/s/ Ray G. Manning, Jr.
                              R. Manning, Inc., General Partner
                              Name: Ray G. Manning, Jr.
                              Title:President





	LIST OF SCHEDULES AND EXHIBITS


Schedules

Schedule 3(c)			Allocation of Purchase Price
Schedule 5(b)			Seller's Consents and Approvals
Schedule 5(c)			Permitted Encumbrances
Schedule 5(g)			Compliance Disclosure
Schedule 7(a)(iv)		Required Consents and Approvals



Exhibits

Exhibit A		List of Restaurant Locations
Exhibit B		Form of Note
Exhibit C		Form of Security Agreement
Exhibit D		Form of Guaranty
Exhibit E		Form of Bill of Sale
Exhibit F		Form of Certificate of Occasional or Isolated Sale
Exhibit G		Legal Description for Owned Real Property

	Schedule 3(c)


	ALLOCATION OF PURCHASE PRICE

	Schedule 5(b)


	SELLER'S CONSENTS AND APPROVALS


1.	All consents and approvals required or necessary to transfer to Buyer all licenses or permits currently held by Seller or the Businesses with respect to the sale or consumption of alcoholic beverages on the premises at which the Businesses are conducted.

2.	All consents required or necessary from any third party (or third parties) with respect to the Sublease(s) or the Contracts.

	Schedule 5(c)


	PERMITTED ENCUMBRANCES


1.	Liens that are immaterial in character, amount or extent, and that do not materially affect the value, or do not materially interfere with the present use, of the Assets.

2.	UCC-1 Financing Statement filed August 5, 1996, as File No.960000161575 with the Florida Secretary of State, showing Ruby Tuesday, Inc. as
Debtor, and CLG, Inc., as Secured Party, covering equipment leased and located as follows:

	(n)	Location 3929 - Pembroke Lakes Mall, 11401 Pines Blvd., Pembroke,
FL 33026 (RT South Florida Franchise, L.P.)

	(o)	Location 2681 - Fashion Island Mall, 18801-B Biscayne Blvd.,
Miami, FL 33180 (RT South Florida Franchise, L.P.)

	(p)	Location 2878 - 1808 Volusia Ave., Daytona Beach, FL 32114 (RT
Orlando Franchise, L.P.)

	(q)	Location 3919 - 2675 Roosevelt Blvd., Clearwater, FL 34620 (RT
Tampa Franchise, L.P.)

	(r)	Location 2860 - 9457 W.Atlantic Ave., Coral Springs, FL 33071 (RT
South Florida Franchise, L.P.)


3.	UCC-1 Financing Statement filed August 5, 1996, as File No. 960000161579 with the Florida Secretary of State, showing Ruby Tuesday, Inc., as
Debtor, and CLG, Inc., as Secured Party, covering equipment leased and located as follows:

	(a)	Location 2878 - 1808 Volusia Ave., Daytona Beach, FL 32114 (RT
Orlando Franchise, L.P.)

	b.	Location 3679 - 3500 S.W. College Rd., Ste. 104, Ocala, FL 33474
(RT Orlando Franchise, L.P.)

	c.	Location 3919 - 2675 Roosevelt Blvd., Clearwater, FL 34620 (RT
Tampa Franchise, L.P.)

	d.	Location 3929 - Pembroke Lakes Mall, 11401 Pines Blvd., Pembroke,
FL 33026 (RT South Florida Franchise, L.P.)

	e.	Location 2609 - 1950 N. Tamiami Trail, Naples, FL 33940 (RT Tampa
Franchise, L.P.)

	f.	Location 3924 - 777 East Merritt Causeway, Merritt Island, FL
32952 (RT Orlando Franchise, L.P.)


4.	UCC-1 Financing Statement filed September 13, 1996, as File No.
960000192921 with the Florida Secretary of State, showing Ruby Tuesday, Inc., as Debtor and Orix Credit Alliance, Inc., as Secured Party.

	Schedule 5(g)

	COMPLIANCE DISCLOSURE

	The Businesses are not in full compliance with certain requirements of the Americans with Disabilities Act of 1990.

	Schedule 7(a)(iv)


	REQUIRED CONSENTS AND APPROVALS


1.	All consents and approvals required or necessary to transfer to Buyer all licenses or permits currently held by Seller or the Businesses with respect to the sale or consumption of alcoholic beverages on the premises at which the Businesses are conducted.

2.	All consents required or necessary from any third party (or third parties) with respect to the Sublease(s).

3.	All consents required by Seller's current lender(s).